Reed Smith LLP 2850 N. Harwood St., Suite 1500 Dallas, Texas 75201 Tel +1 469 680 4200 Fax +1 469 680 4299 reedsmith.com

July 8, 2026
Enhanced Group Inc.
169 Madison Ave., Suite 15101
New York, New York 10016
Re:    Enhanced Group Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-8 (as amended or supplemented, the “Registration Statement”) being filed by Enhanced Group Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration (a) of an aggregate of 20,579,082 shares (collectively, the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), consisting of (i) 11,182,953 shares of Class A Common Stock issuable upon the exercise or settlement of outstanding awards under the Enhanced Ltd Incentive Plan (the “Legacy Incentive Plan”) that were assumed by the Company in connection with the business combination consummated on May 7, 2026, (ii) 6,711,521 shares of Class A Common Stock reserved for issuance under the Enhanced Group Inc. Omnibus Incentive Plan (the “Omnibus Plan”), and (iii) 2,684,608 shares of Class A Common Stock reserved for issuance under the Enhanced Group Inc. Employee Share Purchase Plan (the “ESPP” and, together with the Legacy Incentive Plan and the Omnibus Plan, the “Plans”) and (b) for resale under the Securities Act on behalf of the selling stockholders described in the reoffer prospectus (the “Reoffer Prospectus”) included in the Registration Statement, 17,894,474 shares of Class A Common Stock issued pursuant to the Legacy Incentive Plan and the Omnibus Plan that constitute “control securities” within the meaning of the Securities Act.
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
For purposes of the opinions herein, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of the following:
(1)the Registration Statement, including the Reoffer Prospectus contained therein and the exhibits thereto;
(2)the Certificate of Formation of the Company;
US_ACTIVE-250786482.v3-BMGDEKEM-7/6/2026 3:34 PM

Reed Smith LLP 2850 N. Harwood St., Suite 1500 Dallas, Texas 75201 Tel +1 469 680 4200 Fax +1 469 680 4299 reedsmith.com

(3)the Bylaws of the Company, as in effect on the date hereof;
(4)the Enhanced Ltd Incentive Plan;
(5)the Enhanced Group Inc. Omnibus Incentive Plan;
(6)the Enhanced Group Inc. Employee Share Purchase Plan;
(7)applicable resolutions of the board of directors and, as applicable, the stockholders, of the Company relating to the authorization of the Plans, the filing of the Registration Statement, the reservation and issuance of the Shares, the assumption of options under the ESPP and the assumption of awards under the Legacy Incentive Plan;
(8)applicable award agreements or forms of award agreements under the Plans; and
(9)a certificate of status or good standing of the Company issued by the Secretary of State of the State of Texas, or an officer’s certificate in lieu thereof.
We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. With respect to any such records, agreements, documents, instruments, certificates or comparable documents on which we have relied and that was given or dated earlier than the date of this letter, we have assumed that the information contained therein has remained accurate, as far as relevant to the statements contained herein, from such earlier date through and including the date of this letter.
In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, the conformity of any award agreements with the terms of the Plans, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials. We have also assumed, with respect to the issuance of the Shares, the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares. We have not independently established the validity of the foregoing assumptions. In rendering the following opinions, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Shares.
Further, for the purposes of this opinion letter and the opinion set forth below, we have assumed that, at the time of each issuance of Shares pursuant to the Plans: (i) such issuance will be made in accordance with the Registration Statement, the applicable Plan and any applicable award agreement or purchase arrangement thereunder; (ii) the Company will have received any consideration required under the

Reed Smith LLP 2850 N. Harwood St., Suite 1500 Dallas, Texas 75201 Tel +1 469 680 4200 Fax +1 469 680 4299 reedsmith.com applicable Plan and award or purchase arrangement, and the value of such consideration will equal or exceed the par value of the Shares so issued; (iii) the Certificate of Formation and the Bylaws, each as then in effect, will not have been modified or amended in any manner that would adversely affect the validity of the Shares and will be in full force and effect; and (iv) there will be a sufficient number of shares of Class A Common Stock authorized and unissued and available for issuance under the Company’s Certificate of Formation as then in effect.
Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, upon the Registration Statement becoming effective under the Securities Act and issuance and payment therefor in accordance with the terms of the Plans, and the awards, agreements or certificates issued thereunder, will be validly issued, fully paid and nonassessable.
We express no opinions as to the laws of any jurisdiction other than the Business Organizations Code of the State of Texas. We express no opinion, and make no statement, as to the laws, rules, or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws, or as to the municipal laws or the laws, rules, or regulations of any local agencies or governmental authorities of or within the State of Texas, or as to any matters arising thereunder or relating thereto.
We express no opinion as to the validity, binding effect or enforceability of the Plans, any award agreement, purchase agreement or other agreement entered into in connection with the Plans, or any other contract or agreement.
This opinion letter speaks only as of the date hereof. We expressly disclaim any obligation to provide you with any subsequent opinion or advice by reason of any development or circumstance, including any change in law or fact that may occur after the date of this opinion letter, that might affect the opinions expressed herein.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/S/ REED SMITH LLP